Exhibit 99.2

Pro Forma Net Secured Debt and Secured Leverage Ratio

The pro forma calculations of Net Secured Debt and Secured Leverage Ratio are as follows:

	Actual June 30, 2009	Debt repurchases 7/1/09 - 7/28/09	$750 MM Offering	Proforma June 30, 2009	Maturity
	(in thousands)
2005 CMBS Certificates	$381,305	$(1,120)	$(380,185)	$—
2006 CMBS Certificates	1,079,472	(37,290)		1,042,182	November-11
Senior secured revolving credit facility	4,403		(4,403)	—
Optasite credit facility (carrying value of $144,118)	146,000		(146,000)	—

Total secured debt	1,611,180	(38,410)	(530,588)	1,042,182

0.375% Convertible Senior Notes (carrying value of $31,384)	34,403	(4,000)		30,403	December-10
1.875% Convertible Senior Notes (carrying value of $417,772)	550,000			550,000	May-13
4.0% Convertible Senior Notes (carrying value of $331,133)	500,000			500,000	October-14
8% Senior Notes due 2016	—		375,000	375,000	August-16
8.25% Senior Notes due 2019	—		375,000	375,000	August-19

Total unsecured debt	1,084,403	(4,000)	750,000	1,830,403

Total debt	$2,695,583	$(42,410)	$219,412	$2,877,585

LEVERAGE RATIO
Total debt	$2,695,583	$(42,410)	$219,412	$2,872,585
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	214,761	(42,166)	185,430	358,025

Net Debt	$2,480,822	$(244)	$33,982	$2,514,560

Divided by: Annualized Adjusted EBITDA	$333,104			$333,104

Leverage Ratio	7.4x			7.5x

SECURED LEVERAGE RATIO
Total secured debt	$1,611,180			$1,042,182
Less: Cash and cash equivalents, short-term investments and short-term restricted cash	214,761			358,025

Net Secured Debt	$1,396,419			$684,157

Divided by: Annualized Adjusted EBITDA	$333,104			$333,104

Secured Leverage Ratio	4.2x			$2.1x